Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Jeff Johnson
Treasurer and VP Investor Relations
(651) 787-1068

NEWS RELEASE

April 12, 2010

DELUXE ACQUIRES CUSTOM DIRECT, INC.
Acquisition Strengthens Deluxe’s Direct to Consumer Segment

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) announced today that it has acquired all the outstanding shares of Custom Direct, Inc. (“Custom Direct”), a Joppa, Maryland based leading provider of direct-to-consumer checks. Deluxe paid $98 million in cash of which approximately $86 million was used to extinguish Custom Direct’s outstanding debt. The acquisition was funded with a draw on the Company’s credit facility.

“The acquisition of Custom Direct creates a tremendous opportunity to further execute on a key core focus area of our strategy, optimizing the cash flow in our direct-to-consumer channel,” said Lee Schram, chief executive officer of Deluxe. “We expect the transaction will offer significant value to shareholders as we enhance the revenue and cost efficiencies in this profitable channel.”

During the remainder of 2010, the acquisition is expected to generate approximately $60 million in revenue and over $15 million of additional operating cash flow. The acquisition is also expected to be neutral to earnings per share after recording approximately $2 million in transaction-related costs in 2010, and be accretive to EPS by over $0.10 in 2011. Included in these estimates are revenue synergies from improvements to call center scripting and cost reductions from leveraging procurement for reduced delivery and media spend, increased manufacturing efficiencies and SG&A cost reductions. Also, the company stated that it has no immediate plans to close any facilities as a result of the acquisition.

About Deluxe Corporation
Deluxe Corporation is a growth engine for small businesses and financial institutions. Through its industry-leading businesses and brands, the Company helps small businesses and financial institutions attract and retain customers. The Company employs a multi-channel strategy to provide a suite of life-cycle driven solutions to its customers. In addition to its personalized printed products, the Company offers a growing suite of business services, including logo design, payroll, web design and hosting, business networking and other web-based services to help small business grow. In the financial services industry, Deluxe sells check programs and fraud prevention, customer loyalty and retention programs to help banks build lasting relationships and grow core deposits. The Company also sells personalized checks, accessories and other services directly to consumers. For more information about Deluxe, visit http://www.deluxe.com.

About Custom Direct
Custom Direct is a provider of consumer checks, selling under multiple brands including the Check Gallery®, Styles Checks® and Artistic Checks® names. In addition, Custom Direct produces other stationery products, custom designs and printed products, including print-on-demand products marketed to consumers and small businesses through its Janzoon.com website. Immediately prior to the acquisition by Deluxe, Custom Direct spun-off its EZShieldSM product line to EZShield Parent, Inc., a subsidiary of EdgeStone Capital Equity Fund III of Toronto, Ontario. For more information on EZShield, visit http://www.ezshield.com and on Custom Direct, visit http://www.cdi-us.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; further declines in the Company’s market capitalization which could trigger additional non-cash asset impairment charges; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; risks that the Custom Direct acquisition does not produce the anticipated results or revenue synergies; risks with respect to the Company’s ability to identify, complete on acceptable terms and in a timely manner, and successfully integrate new acquisitions, including Custom Direct; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including new e-commerce, customer loyalty, fraud monitoring and protection and business services, and the failure of such new products and services to deliver the expected revenues and other financial targets; the impact of governmental laws and regulations; and the effect of any of the foregoing factors as they relate to Custom Direct. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2009.

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